Exhibit 10.2

McDERMOTT INTERNATIONAL, INC.

Performance Unit Grant Agreement

(February 27, 2019)

The Compensation Committee of the Board of Directors (the “Committee”) of McDermott International, Inc. (“McDermott” or the “Company”) has selected you to receive a grant of performance units (“Performance Units”) under the [2016 McDermott International, Inc. Long-Term Incentive Plan][the Chicago Bridge & Iron 2008 Long-Term Incentive Plan, as amended and restated effective February 27, 2019] (the “Plan”), on February 27, 2019 (the “Date of Grant”). The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this Performance Unit Grant Agreement (this “Agreement”) shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your beneficiaries, successors, assigns, estate or personal representatives. The term “Company,” as used in this Agreement, shall include subsidiaries of McDermott, unless the context clearly indicates otherwise. Whenever the words “you” or “your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to any beneficiary, successors, assigns, estate or personal representative to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, they shall be deemed to include any such person or estate. This Agreement shall be subject to the Plan and the Company’s Clawback Policy, which is attached hereto as Exhibit A and is incorporated herein by reference. Capitalized terms not defined in this Agreement but that are defined in the Plan shall have the respective meanings ascribed to such terms in the Plan.

Performance Units

Grant of Performance Units. You have been awarded a grant of Performance Units shown on the Notice of Grant dated February 27, 2019, which is incorporated herein by reference (this “Award”). Each Performance Unit represents a right to receive the value of one Share on the Vesting Date (as set forth in the “Vesting Requirements” paragraph below), provided the applicable performance measures and vesting requirements set forth in this Agreement shall have been satisfied. No Shares or cash amounts are awarded or issued to you hereunder on the Date of Grant.

Vesting Requirements. Except as provided below, the Performance Units do not provide you with any rights or interest therein until they become vested, if at all, on the date performance is finally determined by the Committee, which shall be as soon as practicable following the end of the performance period (the “Vesting Date”), provided you are then still employed by the Company.

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Reduction in Force. In the event you terminate employment prior to the Vesting Date due to a “Reduction in Force,” then: 33% of the Performance Units will continue to vest, provided your termination date is on or after the first anniversary of the Date of Grant; and 66% of the Performance Units will continue to vest, provided your termination date is on or after the second anniversary of the Date of Grant. The number of Performance Units that will vest pursuant to the immediately preceding sentence will be determined by multiplying (a) the applicable percentage from the immediately preceding sentence by (b) the total number of Performance Units that would have vested, if any, based on actual performance had you remained employed with the Company until the Vesting Date, as determined in accordance with the schedules set forth under the caption “Earned Award” below.

For purposes of this Agreement, “Reduction in Force” means an involuntary termination of employment with the Company due to elimination of a previously required position or previously required services, or due to the consolidation of departments, abandonment of facilities or offices, technological change or declining business activities, where such termination is intended to be permanent; or under other circumstances which the Committee, in accordance with standards uniformly applied with respect to similarly situated employees, designates as a reduction in force.

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Death or Disability. 100% of the Performance Units shall vest on the Vesting Date in the event of the prior occurrence of either (1) the termination of your employment with the Company due to death or (2) your Disability, in each case subject to achievement of the applicable performance measures for vesting. The number of Performance Units that will vest pursuant to the preceding sentence will be the total number of Performance Units that would have vested, if any, based on actual performance had you remained employed with the Company until the Vesting Date, as determined in accordance with the schedules set forth under “Earned Award” below.

•	Change in Control.

•	If a Change in Control of the Company occurs, Section 14 of the Plan will control, with “Cause” and “Good Reason” given the meanings described below.

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In the event that, prior to the date the Change in Control becomes effective, your employment was terminated due to a “Reduction in Force” as described above, or due to your death or Disability as described above, a number of Performance Units will vest as of the Change in Control based on the greater of target level or the actual performance level measured through the date of the Change in Control as determined in accordance with Schedule A to this Agreement and, in the case of a “Reduction in Force,” multiplied by the applicable percentage determined pursuant to the “Reduction in Force” paragraph above.

For purposes of this Agreement, “Cause” means: (i) your continued failure to perform substantially your duties with the Company (occasioned by reason other than your physical or mental illness, death or disability) after a written demand for substantial performance is delivered to you by the Committee which specifically identifies the manner in which the Committee or the Chief Executive Officer believes that you have not substantially performed your duties, after which you shall have 30 days to defend or remedy such failure to substantially perform your duties; (ii) the engaging by you in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or (iii) your conviction of, with no further possibility of appeal for, or plea of guilty or nolo contendere by you to, any felony. The cessation of your employment under items (i) and (ii) of this paragraph shall not be deemed to be for “Cause” unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Committee at a meeting of the Committee called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Committee), finding that, in the good faith opinion of the Committee, you are guilty of the conduct described in items (i) or (ii) of this paragraph, and specifying the particulars thereof in detail.

For purposes of this Agreement, “Good Reason” means any one or more of the following events which occurs following a Change in Control: (a) a material diminution in your duties or responsibilities of from those applicable immediately before the date on which a Change in Control occurs; (b) a material reduction in your annual salary as in effect on the Effective Date of this Agreement or as the same may be increased from time to time; (c) the failure by the Company to continue in effect any compensation plan in which you participate immediately before the Change in Control which is material to your total compensation, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than existed immediately before the Change in Control, unless the action by the Company applies to all similarly situated employees; (d) the failure by the Company to continue to provide you with material benefits in the aggregate that are substantially similar to those enjoyed by you under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which you were participating immediately before the Change in Control if such benefits are material to your total compensation, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any fringe benefit enjoyed by you at the time of the Change in Control if such fringe benefit is material to your total compensation, unless the action by the Company applies to all similarly situated employees; or (e) a change in the location of your principal place of employment with the Company by more than 50 miles from the location where you were principally employed immediately before the Change in Control without your consent. If a Change in Control occurs and any of the events described above occurs prior to the third anniversary of such Change in Control (an “Event”), you shall give the Company written notice (the “Notice”) within 60 days following your knowledge of an Event that you intend to terminate employment as a result. The Company shall have 30 days following receipt of the Notice in which to cure the Event. If the Company does not take such action within that time, the Event shall constitute Good Reason. If you do not provide the Notice within 60 days as required above then the Event shall not constitute Good Reason, and thereafter, for purposes of determining whether you have Good Reason, your terms and conditions of employment after the occurrence of the Event shall be substituted for those terms and conditions of your employment in effect immediately prior to the date of this Agreement.

Forfeiture of Performance Units. Except as provided above, Performance Units which are not vested as of the date of your termination of employment with the Company for any reason shall, coincident therewith, terminate and be of no further force or effect.

In the event that, while you are employed by the Company or are performing services for or on behalf of the Company under any consulting agreement, (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole judgment of the Committee, then all Performance Units and all rights or benefits awarded to you under this Agreement shall be forfeited, terminated and withdrawn immediately upon (1) notice to the Committee of such conviction pursuant to (a) above or (2) final determination pursuant to (b) above by the Committee. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to any such matters.

Earned Award. Except as otherwise provided above, the number of Performance Units in which you will vest, if any (the “Earned Award”), shall be determined as set forth in Schedule A with: (i) 50% based on the Company’s cumulative Operating Income for the performance period from January 1, 2019 through December 31, 2021 and (ii) 50% based on the Company’s relative Total Shareholder Return as compared to the Performance Peer Group (as set forth in Schedule B) for the period beginning January 1, 2019 through December 31, 2021.

Payment of Earned Award. You (or your estate or beneficiaries, if applicable) will receive the value of one Share for each Performance Unit that vests as an Earned Award. In the sole discretion of the Committee, Performance Units shall be paid in (i) Shares, (ii) cash equal to the Fair Market Value of the Shares otherwise deliverable on the Vesting Date, or (iii) any combination thereof, which shall be distributed or paid as soon as administratively practicable after the Vesting Date, but in any event no later than 15 days after the applicable Vesting Date or the date vesting occurs following a Change in Control (as applicable).

Taxes

You will realize income in connection with this Award in accordance with the tax laws of the jurisdictions applicable to you. You are solely responsible for the taxes associated with the Performance Units, and you should consult with and rely on your own tax advisor, accountant or legal advisor as to the tax consequences to you of this grant.

By acceptance of this Agreement, you agree that any amount which the Company withholds on your behalf, including PAYE, federal or state income tax and employee national insurance contributions or FICA withholding, or pursuant to applicable Company policy, in connection with income realized by you under this Agreement will be satisfied by withholding cash or whole Shares having an aggregate Fair Market Value equal to but not exceeding the amount (as determined by the Company) of such tax withholding, unless the Committee determines to cause the withholding obligation to be satisfied by another method permitted by the Plan. If you are a non-U.S. based taxpayer, the amount which the Company will withhold will be determined based on the tax laws of the jurisdiction applicable to you or applicable Company policy as determined on each applicable Vesting Date. If you are a U.S. based taxpayer, the amount which the Company will withhold is set forth below, with your grade level for purposes of this Agreement determined on each applicable Vesting Date:

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For Participants Grades 11 and Below: The Company will automatically withhold payment of cash or delivery of whole Shares having an aggregate Fair Market Value equal to but not exceeding the minimum withholding due for federal income taxes with respect to this Award. Under the current rules, the minimum withholding rate for U.S. federal income taxes applicable to this Award is 22%.

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For non-Executive Committee (“EXCOM”) Participants Grades 12 through 14: The Company will automatically withhold payment of cash or delivery of whole Shares having an aggregate Fair Market Value equal to but not exceeding a federal income tax rate of 33% with respect to this Award (provided that 33% is higher than the minimum withholding rate then in effect).

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For EXCOM Participants: The Company will automatically withhold payment of cash or delivery of whole Shares having an aggregate Fair Market Value equal to but not exceeding the maximum withholding due for federal income taxes with respect to this Award. Under the current rules, the maximum withholding rate for U.S. federal income taxes applicable to this Award is 37%.

In each case above, the withholding amounts above are in addition to employment taxes (FICA and Medicare) as well as any applicable state withholding taxes that may be due. The Committee may, in its discretion, require or allow withholding of cash or Shares for taxes on a different basis than described above, on such terms and conditions as it may determine.

Regardless of the withholding method referred to above, you are liable to the Company for the amount of income tax and employee national insurance contributions or FICA withholding which the Company is required to withhold in connection with the income realized by you in connection with this Agreement, and you hereby authorize the Company to withhold such amount (as determined by the Company), in whole or in part, from subsequent salary payments, without further notice to you, if the withholding method referred to above is not utilized or does not completely cover such required tax withholding.

Transferability

Performance Units granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this type of transaction must be reported on a Form 4. Please be aware that if you intend to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise Dennis Edge and Kim Wolford immediately by e-mail or telephone if you intend to reject this grant. Absent such notice of rejection, the Company intends to prepare and file the required Form 4 on your behalf (pursuant to your standing authorization for us to do so).

If you are currently subject to these requirements, you will have already been advised of your status. If you become a Section 16 insider at some future date, reporting will be required in the same manner noted above.

Other Information

Neither the action of the Company in establishing the Plan, nor any provision of the Plan, nor any action taken by the Company, your employer, the Committee or the Board of Directors under the Plan, nor any provision of this Agreement shall be construed as giving to you the right to be retained in the employ of the Company or any of its subsidiaries or affiliates.

This Award is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and its implementing regulations (“Section 409A”), and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. Notwithstanding any provision of this Award to the contrary, if you are a “specified employee” within the meaning of Section 409A as of the date of your termination of employment and the Company determines, in good faith, that immediate payments of any amounts or benefits would cause a violation of Section 409A, then any amounts or benefits which are payable under this Award upon your “separation from service” within the meaning of Section 409A which (i) are subject to the provisions of Section 409A; (ii) are not otherwise excluded under Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the date of termination or (2) the date of the participant’s death. In addition, any payments to be made upon a Change in Control will only be made upon such event if such event qualifies as a “change in control event” within the meaning of Section 409A.

Schedule A

Operating Income

The Earned Award with respect to the Operating Income performance measure is determined as follows:

Performance	Cumulative Operating Income (1)	Earned Award with Respect to Cumulative Operating Income Performance
Maximum	≥ ●	150%
Target	●	100%
Threshold	●	50%
< Threshold	< ●	0%

(1)	Excluding the impact of restructuring and any other unusual items recommended by Executive Management and approved by the Compensation Committee.

If a Change in Control of the Company occurs, the Committee will use its discretion to evaluate Operating Income achievement on a pro rata basis for the time period elapsed through the date of the Change in Control.

Relative Total Shareholder Return

The term “Total Shareholder Return” for the performance period means the rate of return (expressed as a percentage) achieved with respect to the common stock of the Company and the common stock of each company in the Performance Peer Group for the performance period if:

•	$100 were invested in the common stock of each such company at the beginning of the performance period based on the closing price of the common stock of such company on January 1, 2019;

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All dividends declared with respect to a particular common stock during the performance period are reinvested in such common stock on a consistent basis across all measured companies (e.g. on the dividend payment date using the closing price of such common stock on such payment date);

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The valuation of such common stock at the end of the performance period is based on the average closing price for the last twenty (20) trading days occurring on or before the last day of the performance period; and

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For companies with stock traded only in a non-$US currency, each daily closing price and any dividends used in the beginning and ending calculations shall be adjusted into US dollars based on the respective reported exchange rate as of that day.

Following the calculation of Total Shareholder Return, the Committee or its designee shall determine the Company’s percentile rank (the “TSR Percentile Rank”) based on the Total Shareholder Return of the Company and each such other company for the performance period in accordance with the formula set forth below:

Where:	a = number of companies in the Performance Peer Group with Total Shareholder Return less than McDermott
b = number of companies in the Performance Peer Group with Total Shareholder Return greater than McDermott
n = total number of companies in the Performance Peer Group (not including McDermott)

Schedule A

The Committee may adjust the composition of the Performance Peer Group in consideration of extraordinary corporate events affecting individual companies in the Performance Peer Group, such as mergers, acquisitions, insolvencies, dissolutions or similar events.

Earned Awards between the amounts shown will be calculated by linear interpolation.

Performance Period	TSR Percentile Rank	Earned Award with Respect to Relative TSR Performance
January 1, 2019	≥90th Percentile	200%
through	50th Percentile	100%
December 31, 2021	25th Percentile	50%
	< 25th Percentile	0%

Schedule A

Schedule B

Performance Peer Group:

•	AECOM
•	Fluor Corporation
•	Halliburton Company
•	Jacobs Engineering Group, Inc.
•	John Wood Group PLC
•	KBR, Inc.
•	National Oilwell Varco, Inc.
•	Petrofac Limited
•	Saipem SpA
•	Schlumberger Limited
•	Subsea7 SA
•	TechnipFMC plc

In the event that a company included in the Performance Peer Group declares bankruptcy or a similar restructuring or reorganization, the deemed TSR for such company over the performance period shall be -100%. In the event that a company included in the Performance Peer Group is acquired, such company shall be replaced on the date immediately prior to the public announcement of the closing of the acquisition with an industry index for purposes of determining the performance of such company through the end of the performance period.

Schedule B

Exhibit A

POLICY NO. 1405-003 —— EFFECTIVE DATE: 08/02/13

SUBJECT:	Clawback Policy

AFFECTS:	McDermott International, Inc. and its subsidiaries and affiliated companies (hereinafter referred to as “the Company”)

PURPOSE:	To govern the clawback of certain compensation awarded to executive officers of the Company.

POLICY:

If the consolidated financial statements of the Company and its subsidiaries are materially restated within three years of the first public release or filing with the U.S. Securities and Exchange Commission (the “SEC”) of such financial statements, and the Compensation Committee of the Board of Directors of the Company (the “Committee”) determines, in its reasonable discretion, that (1) any current or former executive officer (as defined in Rule 3b-7 promulgated by the SEC under the Securities Exchange Act of 1934, as amended) of the Company (an “Executive”) has engaged in intentional misconduct and (2) such misconduct caused or partially caused the need for such restatement, then the Committee may, within 12 months after such a material restatement, require that the executive forfeit and/or return to the Company all or a portion of the compensation vested, awarded or received under any bonus award (including pursuant to the Company’s Executive Incentive Compensation Plan), equity award (including any award of stock options, shares of restricted stock, deferred stock units or restricted stock units) or other award during the period subject to restatement and the 12-month period following the first public issuance or filing with the SEC of the financial statements that were restated (including, with respect to any such award that is subject to a multi-year vesting period, any compensation vested, awarded or received thereunder during such vesting period if such vesting period includes all or part of such 12-month period); provided, however, that any forfeiture and/or return of compensation by an Executive under this policy will, in any event, be limited to any portion thereof that the Executive would not have received if the consolidated financial statements of the Company and its subsidiaries had been reported properly at the time of first public release or filing with the SEC; provided, further, that this policy shall not apply with respect to any restatement of the consolidated financial statements of the Company and its subsidiaries as to which the need for restatement is determined following the occurrence of a Change in Control (as defined in the Company’s Director and Executive Officer Deferred Compensation Plan, as amended and restated November 8, 2010).

The vesting, payment or other receipt of any rights or benefits awarded by the Company to an Executive which are subject to this policy may be suspended pending an investigation and final determination by the Committee with regard to any alleged misconduct that may be subject to a determination by the Committee under this policy.

By accepting any award as to which this policy applies, each Executive must agree to the foregoing and agree to forfeit and/or return compensation to the Company as provided by this policy, as the same may be modified by, or superseded by a replacement policy adopted by, the Committee, as the Committee may deem necessary to comply with regulations issued by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act. The terms of this policy shall in no way limit the ability of the Company to pursue forfeiture or reclamation of amounts under applicable law as the Compensation Committee may consider appropriate in its reasonable discretion.

Interpretation Contact for the above policy is the Senior Vice President, Chief Human Resources Officer and Executive Vice President, Chief Legal Officer and Corporate Secretary.

Exhibit A-1